QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

December 22, 2006

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement") of U.S. Bancorp, a Delaware corporation ("U.S. Bancorp"), relating to the proposed merger of Cascade Acquisition Corporation, a Minnesota corporation, with and into United Financial Corp. ("United"), a Minnesota corporation, with United surviving the merger.

        We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger" in the Registration Statement. In our opinion, such discussion, insofar as it summarizes matters of United States federal income tax law, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ WACHTELL, LIPTON, ROSEN & KATZ

QuickLinks

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]